EXHIBIT 10.2

EMPLOYMENT AGREEMENT
(PRESIDENT AND CHIEF EXECUTIVE OFFICER)

        THIS AGREEMENT, made and entered into as of February 11, 2004, by and between Krish Prabhu (the “Executive”) and Tellabs, Inc., a Delaware corporation (the “Company”);

WITNESSETH THAT:

        WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.

Employment. Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its President and Chief Executive Officer during the Agreement Term (as defined below), with the authority, responsibilities and duties customarily exercised by a person holding that position, with such additions or modifications thereto which are consistent with his authority, responsibilities and duties hereunder, as the Board of Directors of the Company (the “Board”) may, from time to time, in its discretion and after consultation with the Executive, adopt. The “Agreement Term” shall be the period beginning on February 11, 2004 (the “Effective Date”) and ending on the second anniversary of the Effective Date, subject to earlier termination as provided herein; provided, however, that Executive’s term as President and Chief Executive Officer shall commence on February 12, 2004; and provided, further, the Agreement Term will be automatically extended by twelve (12) months on the first anniversary of the Effective Date and on each anniversary thereof, unless one party to this Agreement provides written notice of non-renewal to the other party at least thirty (30) days prior to the date of such automatic extension.

2.

Performance of Duties. The Executive agrees that during his employment with the Company, he shall devote his full business time, energies and talents to serving as its President and Chief Executive Officer and that he shall perform his duties faithfully and efficiently subject to the directions of the Board. Notwithstanding the foregoing provisions of this Section 2, the Executive may (i) serve as a director, trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations; (ii) after consultation with, and approval by, the Board, serve as a director of not more than two for-profit businesses which do not compete with the Company or any of its subsidiaries or affiliates, and (iii) acquire passive investment interests in one or more entities; provided, that such activities described in clauses (i), (ii) and (iii) are not prohibited under the Company’s Integrity Policy and do not inhibit or interfere with the performance of the Executive’s duties under this Agreement.

3.	Initial Equity-Based Awards.

(a)

Promptly upon the Executive’s commencement of employment, the Executive shall be granted an option under the Company’s existing stock option plan to acquire 400,000 shares of the Company’s common stock (“Common Stock”) in accordance with the form of stock option agreement attached hereto as Exhibit A.

(b)

The Company has advised the Executive that the Board plans to establish a new incentive compensation plan to be submitted to the stockholders for approval at the 2004 Annual Meeting of Stockholders. Following approval by the Board, the Company shall grant 100,000 restricted stock units to Executive under such plan, which grant shall be subject to stockholder approval of the new plan and to terms and conditions as set forth in the form of restricted stock unit agreement attached hereto as Exhibit B.

4.	Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

(a)

Base Salary. The Executive shall receive a Base Salary of not less than $800,000 per annum payable in 26 bi-weekly installments. The Executive’s Base Salary shall be reviewed and may be increased, but not decreased, annually by the Compensation Committee of the Board (the “Committee”), in its discretion, pursuant to its normal performance review policies for senior executives, with the first such review occurring in 2005.

(b)

Annual Bonus. For each calendar year, the Executive shall be eligible to receive an Annual Bonus payment in accordance with the Company’s annual bonus plans as in effect from time to time. The target level for each Annual Bonus shall not be less than 50% of the Executive’s Base Salary for the year, provided that the Company achieves the applicable financial and strategic objectives established for the year. Commencing with calendar year 2005, such objectives will be established by the Committee, in consultation with the Executive and other senior officers. The Executive shall be eligible to receive a bonus for calendar year 2004, based on the Company’s achievement of financial and strategic goals established for the year 2004. The amount of the bonus shall be prorated to reflect the Executive’s partial year of service from the Effective Date through the end of the calendar year. The actual Annual Bonus, if any, paid to the Executive shall be based on achievement of performance criteria, as determined by the Committee.

(c)

Annual Equity Awards. Commencing with 2005, the Executive shall be entitled to annual stock option grants and, to the extent applicable, other stock based compensation on a basis no less favorable than the awards granted to other senior executives of the Company. Such awards shall be in addition to the initial stock option and restricted stock unit awards under Section 3 above.

(d)

Employee Benefits, Fringe Benefits and Perquisites. The Executive shall participate in all other incentive, compensation, employee benefit, fringe benefit and perquisite plans and programs on a basis no less favorable than such benefits and perquisites are generally provided by the Company from time to time to the Company’s other senior executives, including without limitation the Company’s relocation program.

(e)

Expense Reimbursement. The Company will reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s policies applicable to senior executives.

5.

Indemnification. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity, with respect to acts or omissions which occurred prior to his cessation of employment with the Company, and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. Nothing in this Section 5 shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that Executive might otherwise have (including, but not limited to, under insurance or by agreement with the Company or under applicable law). The Executive shall also be covered by the Company’s directors’ and officers’ insurance policies to the extent the Company maintains such policies for its directors and senior executive officers generally.

6.

Termination of Employment. Upon termination of the Executive’s employment for any reason, the Executive or, in the event of death, the Executive’s estate shall be entitled to the Executive’s Base Salary prorated through the date of termination. Any Annual Bonus awarded to the Executive for a prior award period, but not yet paid to the Executive, and any employee benefits to which the Executive is entitled by reason of his employment shall be paid to the Executive or his estate at such time as is provided by the terms of the applicable Company plan or policy. If the Executive’s employment is terminated during the Agreement Term, the Executive’s right to additional payments and benefits under this Agreement for periods after his date of termination shall be determined in accordance with the following provisions of this Section 6.

(a)

Death or Disability. If the Executive’s employment is terminated by reason of death or by reason of the Executive’s Disability, the Executive, or, in the event of his death, his estate, shall be entitled to a prompt cash payment of a prorated Annual Bonus for the year in which such termination occurs, based on the target Annual Bonus for such year. The Executive or the Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Agreement Term. “Disability” means that the Executive is disabled within the meaning of the Company’s long-term disability policy or, if there is no such policy in effect, that (i) the Executive has been substantially unable, for 120 business days within a period of 180 consecutive business days, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and reasonably acceptable to the Executive or the Executive’s legal representative, has determined that the Executive is disabled. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Time”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Time.

(b)

Termination for Cause or Voluntary Resignation. If the Executive’s employment is terminated by the Company for Cause or if the Executive voluntarily resigns from the employ of the Company, other than pursuant to a Constructive Discharge, all payments and benefits to which the Executive would otherwise be entitled under this Agreement shall immediately cease, except as otherwise specifically provided above in this Section 6 with respect to his prorated Base Salary through the date of termination, his Annual Bonus, if any, awarded for a prior award period but not yet paid and his previously earned employee benefits. For purposes of this Agreement, the term “Cause” shall mean:

(i)	The Executive is convicted of a felony or of any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or

(ii)

A reasonable determination by a vote of directors comprising two-thirds of the entire Board, after giving the Executive notice and an opportunity to be heard, that, (A) the Executive has willfully and continuously failed to perform substantially his duties as contemplated by Section 2 above (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for corrected performance is delivered to the Executive by the Board which specifically identifies the manners in which the Board believes the Executive has not substantially performed his duties, (B) the Executive has engaged in gross neglect or gross misconduct, or (C) the Executive has knowingly violated a material requirement of the Company’s Integrity Policy, code of conduct, the Sarbanes Oxley Act of 2002 or other material provision of federal securities law.

(c)

Termination Without Cause. If the Company terminates the Executive without Cause, the Executive shall be entitled to a prompt lump sum cash payment equal to the Base Salary and Annual Bonus to which he would otherwise would have been entitled if he had remained in the employ of the Company for a period of eighteen (18) months following such termination, subject to the Executive’s execution of a general release and waiver in form and substance acceptable to the Company. For purposes of the preceding sentence, the Annual Bonus component shall be equal to 1.5 times the Executive’s target bonus for the calendar year of termination plus a prorated target bonus for the partial calendar year ending on the date of termination.

(d)

Resignation for Constructive Discharge. The Executive’s voluntary resignation for Constructive Discharge shall be treated for all purposes of this Agreement as a termination by the Company without Cause. For purposes of this Agreement, “Constructive Discharge” shall mean the occurrence of any of the following circumstances:

(i)	A reduction by the Company in the Executive’s Base Salary or Annual Bonus target to an amount that is less than required under Section 4 above;

(ii)	The removal of the Executive from the position of President and Chief Executive Officer or the failure of the Executive to be nominated or reelected to the Company’s Board of Directors;

(iii)

Any action by the Company which results in significant diminution in the Executive’s authority, power, responsibilities or duties from those contemplated by Sections 1 and 2 above, or the assignment to the Executive without his written consent of any duties inconsistent with the Executive’s position and status as President and Chief Executive Officer of the Company as contemplated by Sections 1 and 2 above, which action or assignment continues after written notice thereof and a reasonable opportunity to cure of not less than fifteen (15) days has been given by the Executive to the Company; or

(iv)

Any other breach by the Company of any of its material obligations to the Executive under this Agreement, which breach continues after written notice thereof and a reasonable opportunity to cure of not less than thirty (30) days has been given by the Executive to the Company.

(e)	Change in Control. The term “Change in Control” of the Company means the first to occur of:

(i)

Any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose, the Company or any subsidiary of the Company, or any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; and provided further that no Change in Control will be deemed to have occurred if a person inadvertently acquires an ownership interest of 20% or more but then promptly reduces that ownership interest below 20%;

(ii)

During any two consecutive years, individuals who at the beginning of such two-year period constitute the Board and any new director (except for a director designated by a person who has entered into an agreement with the Company to effect a transaction described elsewhere in this definition of Change in Control) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board;

(iii)

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination,

(1)

all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Company”) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding voting securities of the Company;

(2)

no person (as defined in Section 13(d) and 14(d) of the Exchange Act)(other than the Company, the Resulting Company or any employee benefit plan (or related trust) of the Company or such Resulting Company) beneficially owns, directly or indirectly, 20% or more of, respectively, the then combined voting power of the then outstanding voting securities of the Resulting Company, except to the extent that such ownership resulted solely from ownership of securities of the Company prior to the Business Combination; and

(3)

at least a majority of the members of the board of directors of the Resulting Company were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(v)

A tender offer (for which a filing has been made with the Securities and Exchange Commission “SEC”) which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934 and the corresponding SEC rules) is made for the stock of the Company, and then the first to occur of:

(1)	Any time during the offer when the person making the offer owns or has accepted for payment stock of the Company with 25% or more of the total voting power of the Company’s securities, or

(2)

Three (3) business days before the offer is to terminate unless the offer is withdrawn first if the person making the offer could own, by the terms of the offer plus any shares owned by the person, stock with 50% or more of total voting power of the Company’s securities when the offer terminates.

7.

No Mitigation; No Offset. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

8.

Change in Control Benefits. In lieu of coverage under the standard Change in Control Agreement provided by the Company to its senior executive officers, the Executive shall instead be entitled to the following upon the occurrence of a Change in Control (as defined below):

(a)

The Company hereby agrees to continue the Executive in its employ and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the date on which a Change in Control occurs, and this Section 8 shall not have any force and effect whatsoever prior to that date, and ending on the third anniversary of such date (the “employment period”), to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the effective date of this Section 8, which services shall be performed at a location within the metropolitan area in which the Executive was employed immediately prior to the effective date of this Section 8 or such other location as the Company may reasonably request. The Executive agrees that during the employment period he shall devote his full business time exclusively to his executive duties and shall perform such duties faithfully and efficiently.

(b)	During the employment period, the Executive shall be compensated as follows:

(i)

The Executive shall receive an annual salary at a rate which is not less than his rate of annual salary immediately prior to the effective date of this Section 8, with the opportunity for increases from time to time thereafter which are in accordance with the Company’s regular practices.

(ii)

The Executive shall be eligible to participate on a reasonable basis in the Company’s stock option plans, the annual incentive bonus program and any other bonus and incentive compensation plans (whether now or hereinafter in effect) in which senior executive officers of the Company are eligible to participate, which plans must provide opportunities to receive compensation which are at least as great as the opportunities under the plans in which the Executive was participating immediately prior to the effective date of this Section 8.

(iii)

The Executive shall be entitled to receive employee benefits and perquisites which are the greater of the employee benefits and perquisites provided by the Company to senior executive officers of the Company or the employee benefits and perquisites to which he was entitled immediately prior to the effective date of this Section 8. Such benefits and perquisites shall include, but not be limited to, the benefits and perquisites included under the Tellabs Advantage Program, and the Tellabs, Inc. Employee Welfare Benefits Plan.

(c)	Termination Following Change in Control.

(i)

For purposes of this Section 8, the term “termination” shall mean (i) termination by the Company of the employment of the Executive with the Company and all of its subsidiaries for any reason other than death, Disability or “cause” (as defined in Section 8(c)(iii) below), or (ii) resignation of the Executive for “good reason” (as defined in Section 8(c)(ii) below).

(ii)	For purposes of this Section 8, the term “good reason” shall mean:

(1)

the material reduction or material adverse modification of the Executive’s authority or duties, such as a substantial diminution or adverse modification in the Executive’s title, status, or responsibilities;

(2)	any reduction in the Executive’s Base Salary (other than as may be permitted under Section 8(b)(i));

(3)	any failure to provide to the Executive the opportunities to receive compensation as required to be provided under Section 8(b)(ii);

(4)	any failure to pay or provide the benefits and perquisites required to be provided under Section 8(b)(iii);

(5)	any requirement that Executive relocate his principal place of employment by more than a 50-mile radius from its location immediately prior to the effective date of this Section 8;

(6)	any material breach of this Section 8 by the Company; or

(7)

a reasonable determination by the Executive that, as a result of a Change in Control and a change in circumstances thereafter significantly affecting his position, he is unable to exercise the authorities, powers, function or duties attached to his position and contemplated by Section 8(a).

Notwithstanding the foregoing, any of the circumstances described in this Section 8(c)(ii) may not serve as a basis for resignation for “good reason” by the Executive unless the Executive has provided written notice to the Company that such circumstance exists and the Company has failed to cure such circumstance within fifteen (15) days following such notice.

(iii)	For purposes of this Section 8, the term “cause” shall have the same meaning as “Cause” set forth in subsection 6(b).

(d)	Severance Allowance.

(i)

In the event of termination of the Executive during the employment period, the Executive shall not be entitled to any payments described in Sections 6(c) or (d) above but shall be entitled to receive a lump sum severance allowance within five (5) days of such termination, in an amount which is equal to the sum of the following:

(1)

The amount equivalent to salary payments for 36 calendar months, at the rate required by Section 8(b)(i) and in effect immediately prior to termination (or, if greater, at the highest rate in effect under Section 8(b)(i) at any time during the period commencing on the effective date of this Section 8 and ending on the termination date), plus a pro rata share of the estimated amount of any bonus which would have been payable for the bonus period which includes the termination date (which amount shall be a pro rata share of the Executive’s target bonus or the actual bonus which would have been awarded to the Executive based on year-to-date performance, whichever is greater); and

(2)	The amount equivalent to 36 calendar months of bonus at the target rate for the year which includes his termination date.

(ii)

In addition to such amount under Section 8(d)(i) above, the Executive shall also receive in cash the value of the incentive compensation (including, but not limited to, employer contributions to the Tellabs Advantage Program and the right to receive stock awards and to exercise stock options and other bonus and similar incentive compensation benefits) to which he would have been entitled under all incentive compensation plans maintained by the Company if he had remained in the employ of the Company for 36 months after such termination. The amount of such payment shall be determined as of the date of termination and shall be paid as promptly as practicable and in no event later than thirty (30) days after such termination.

(iii)

The Company shall maintain in full force and effect for the Executive’s continued benefit (and, to the extent applicable, the continued benefit of his dependents) all of the employee benefits (including, but not limited to, coverage under any medical and insurance plans, programs or arrangements) to which he would have been entitled under all employee benefit plans, programs or arrangements maintained by the Company if he had remained in the employ of the Company for 36 calendar months after his termination, or if such continuation is not possible under the terms and provisions of such plans, programs or arrangements, the Company shall arrange to provide benefits substantially similar to those which the Executive (and, to the extent applicable, his dependents) would have been entitled to receive if the Executive had remained a participant in such plans, programs or arrangements for such 36-month period, as the case may be.

(e)	Interest, Indemnification.

(i)

In the event any payment to the Executive under this Section 8 is not paid within five (5) business days after it is due, such payment shall thereafter bear interest at the prime rate from time to time as published in The Wall Street Journal, Midwest Edition.

(ii)

The Company hereby indemnifies the Executive for all legal fees and expenses incurred by the Executive in contesting any action of the Company with respect to this Section 8, including the termination of the Executive’s employment hereunder, or incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Section 8. The final two sentences of Section 19 shall not apply to any contest or other action described in this paragraph.

9.

Adjustments in Case of “Excess Parachute Payments”. If any payments or benefits received or to be received by the Executive in connection with the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or any person affiliated with the Company) (the “Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive prior to the time any such Excise Tax is payable, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any federal, state and local income or other applicable tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the Executive’s highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the Executive’s highest marginal rate of taxation in the state and locality of the Executive’s residence on the date on which the Excise Tax is determined, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The determination of whether the Payments are subject to the Excise Tax and, if so, the Gross Up Payment to be provided to Executive and the time of payment pursuant to this Section 9, shall be made by the independent public accountants not then regularly retained by the Company, in consultation with tax counsel selected by them and acceptable to the Executive. The Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or his tax advisor to verify such computations and shall reimburse the Executive for reasonable fees and expenses incurred with respect thereto. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive) plus interest on the amount of such repayment from the date the Gross-Up Payment was initially made to the date of repayment at the rate provided in Section 1274(b)(2)(B) of the Code (the “Applicable Rate”). In the event that the Excise Tax is determined by the Internal Revenue Service or by such independent public accountants to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties, fines or additions to tax payable with respect to such excess) at the time that the amount of such excess if finally determined. Any payment to be made under this Section 9 shall be payable within five (5) days of the determination that such a payment is required hereunder.

10.

Confidential Information. The Executive agrees that, during his employment by the Company and at all times thereafter, he shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries or affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or during his consultation with the Company after his termination of employment, and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except in the good faith performance of his duties for the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

11.

Protective Covenants. During his employment by the Company and for a period of two years following the termination of Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, without the written consent of the Board, directly or indirectly:

(a)

engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business which is in direct competition with the Company or of any of its subsidiaries in providing data, voice or video transport, switching/routing, network access system and/or voice quality enhancement solutions to service providers or end users;

(b)

hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring; or

(c)

solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries or affiliates, to terminate such relationship or to refrain from extending or renewing the same.

        The Executive is prohibited from engaging in the above activities in any state of the United States and in any country outside the United States in which the Company does business. Nothing in subparagraph (a) above will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle the Executive to no more than one percent of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.

12.     Remedies.

(a)

The Executive acknowledges that the restraints and agreements herein provided are fair and reasonable, that enforcement of the provisions of Sections 10 and 11 will not cause the Executive undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect the Company and its subsidiaries and affiliates and their legitimate and proprietary business interests and property from irreparable harm. The Executive acknowledges and agrees that (i) a threatened or actual breach of any of the covenants and provisions contained in Sections 10 or 11 above, will result in irreparable harm to the business of the Company or its subsidiaries and affiliates, (ii) a remedy at law in the form of monetary damages for any threatened or actual breach by the Executive of any of the covenants and provisions contained in Sections 10 and 11 is inadequate, (iii) in addition to any remedy at law or equity for such breach, the Company shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by the Executive of the obligations hereunder and to enjoin the Executive from engaging in any activity in violation hereof and (iv) the covenants on the Executive’s part contained in Sections 10 and 11, shall be construed as agreements independent of any other provisions in this Agreement, and the existence of any claim, setoff or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense or bar to the specific enforcement by the Company of said covenants. In the event of a breach or a violation by the Executive of any of the covenants and provisions of this Agreement, the running of the Restricted Period (but not of Executive’s obligation thereunder) shall be tolled during the period of the continuance of any actual breach or violation.

(b)

The parties hereto agree that the covenants set forth in Sections 10 and 11 are reasonable with respect to their duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 10 or 11 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

13.

Assignability, Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

14.

Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof except that in the event of the Executive’s Disability so as to render him incapable of such action, his legal representative may be substituted for purposes of such amendment.

15.	Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Illinois, without regard to the conflict of law provisions of any state.

16.

Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

17.

Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

18.

Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

      to the Company:

          Tellabs, Inc.
          One Tellabs Center
          1415 W. Diehl Center
          Naperville, IL 60563
          Attn:General Counsel

        or to the Executive:

           Krish Prabhu
          One Tellabs Center
          1415 W. Diehl Road
          Naperville, IL 60563

        Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

19.

Arbitration of Disputes and Reimbursement of Legal Costs. In the event of any dispute between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, the Executive and the Company hereby agree that such dispute shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall be experienced in the resolution of disputes under employment agreements for CEOs of major corporations and shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction, and the parties hereby agree to the emergency procedures of the AAA. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The arbitration proceeding shall be conducted in the Chicago, Illinois metropolitan area. In the event of any such proceeding, the losing party shall reimburse the prevailing party upon entry of a final award resolving the subject of the dispute for all reasonable legal expenses incurred, unless the arbitrator determines that to do so would be unjust. Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the AAA equally.

20.

Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

21.

Entire Agreement. Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

22.	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused this Agreement to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed, all as of the day and year first above written.

EXECUTIVE:

Krish Prabhu
COMPANY:
TELLABS, INC., a Delaware corporation

Name: Michael J. Birck
Its: Chairman of the Board
ATTEST:

James M. Sheehan, Secretary

Exhibit A to Employment Agreement

NONQUALIFIED STOCK OPTION AGREEMENT

1.     Tellabs, Inc. (the “Company”) hereby grants to Krish Prabhu (“Participant”), effective February 11, 2004 (the “Grant Date”), an option to purchase 400,000 shares of the Company’s Common Stock (the “Options”) at a price of $10.20 per share (the “Exercise Price”) (such price being the closing price on the date hereof for sales of shares as reported by the Nasdaq Stock Market), purchasable as set forth herein. The Options shall be governed by the terms and conditions in this Stock Option Agreement and the Company’s 2001 Stock Option Plan (the “Plan”). Unless otherwise indicated, all capitalized terms not defined in this Stock Option Agreement shall have the meanings ascribed to such terms in the Employment Agreement between Participant and the Company dated as of February 11, 2004 (the “Employment Agreement”).

2.     The Options shall not be exercisable until vested. The Options shall be exercisable during the period February 11, 2005, through February 10, 2014 (the “Exercise Period”), subject to the vesting schedule described in the next sentence and the provisions regarding termination set forth in paragraphs 3 and 4 below and, to the extent not inconsistent with the terms and conditions of this Stock Option Agreement, in the Plan. Twenty percent (20%) of the total Options granted to Participant on the Grant Date (the “Total Grant”) will become vested on the first anniversary of the Grant Date; an additional twenty percent (20%) of the Total Grant will become vested on the second anniversary of the Grant Date; and the remaining sixty percent (60%) of the Total Grant will become vested on the third anniversary of the Grant Date. During the Exercise Period, vested Options may be exercised in whole or in part, on one or more than one occasion, provided that the Options must be exercised for a minimum of 100 shares on any one occasion, or for the remaining number of shares covered by the Options if less than such minimum. The Options may be exercised in accordance with any method applicable to options granted under the Plan and the purchase price of any shares as to which the Options shall be exercised shall be paid in full at the time of such exercise in the manner provided in the Plan.

3.     In the event Participant’s employment with the Company is terminated (the date upon which such termination occurs is the “Date of Termination”) for any reason other than the occurrence of an event described in paragraph 4 below, whether voluntarily or involuntarily, the Options to the extent not vested under paragraph 2 above on or before the Date of Termination shall terminate immediately upon the Date of Termination and may not be exercised after such date, and to the extent vested as of the Date of Termination shall terminate three months after the Date of Termination and may not be exercised after such date; provided, however, that if termination is by the Company for Cause, then the vested Options shall terminate immediately upon the Date of Termination and may not be exercised after such date.

4.     In the event of a Change in Control (as defined in the Employment Agreement) any unvested Options shall be fully vested and exercisable immediately prior to such Change in Control. Upon the occurrence of Participant’s death, Disability, or termination of Participant’s employment by the Company without Cause or by Participant due to Constructive Discharge, any unvested Options shall be fully vested and exercisable as of the Date of Termination and remain exercisable for one (1) year following the Date of Termination, three years if termination was due to Disability. In no event, however, shall any post-termination exercise period extend beyond February 10, 2014.

5.     The Options may not be assigned, transferred, pledged or hypothecated in any way whether by operation of law or otherwise by Participant and the Options shall not be subject to execution, attachment or similar process; provided, however that the Participant is authorized to transfer the Options in the manner described in Section 6.9 of the Plan. Other than as permitted by this paragraph 5, any attempted assignment, transfer, pledge, hypothecation or other disposition of the Options or the rights or benefits, under this Stock Option Agreement, and the levy of any execution, attachment or similar process upon such Options, or such rights and benefits shall be null and void and without effect.

6.     Any dispute or disagreement arising out of or relating to this Stock Option Agreement shall be resolved by binding arbitration in accordance with Section 19 of the Employment Agreement. Notwithstanding the foregoing, any dispute or disagreement which shall arise under, as a result of, or in any way relate to the interpretation, construction or administration of the Plan shall be determined in all cases and for all purposes by the Committee, or any successor committee, and any such determination shall be final, binding and conclusive for all purposes.

7.     The Options shall be subject to adjustment (including, without limitation, as to the number of shares of Common Stock covered by the Options) pursuant to Section 4.3 of the Plan in connection with the occurrence of any of the events described in Section 4.3 of the Plan following the Date of Grant.

8.     All notices and other communications relating to this Stock Option Agreement shall be given as provided in Section 18 of the Employment Agreement.

9.     (a)     This Stock Option Agreement is personal to Participant and, except as otherwise provided in paragraph 5 above, shall not be assignable by Participant otherwise than by will or the laws of descent and distribution, without the prior written consent of the Company. This Stock Option Agreement shall inure to the benefit of and be enforceable by Participant’s legal representatives.

       (b)     This Stock Option shall inure to the benefit of and be binding upon the Company and its successors. It shall not be assignable except in connection with the sale or other disposition of all or substantially all of the assets or business of the Company.

10.     Together with the Plan, this Stock Option Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only be a written instrument executed by Participant and the Company. No provision of this Stock Option Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

11.     The grant of Options and all terms and conditions related thereto, including those of the Plan, shall be governed by the laws of the State of Illinois, without reference to principles of conflict of laws. In the event there is a conflict between the Plan as from time to time in effect and the terms and conditions in this Stock Option Agreement, this Stock Option Agreement shall govern.

12.     This Stock Option Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

PARTICIPANT	TELLABS, INC.:

Krish Prabhu	Name: Michael J. Birck
Its: Chairman of the Board

Exhibit B To Employment Agreement

TELLABS RESTRICTED STOCK UNIT AWARD AGREEMENT

        This Restricted Stock Unit Award Agreement (herein called the “Agreement”) is made and entered into as of                           , 2004, by and between Tellabs, Inc., a Delaware corporation (the “Company”), and Krish Prabhu (“Employee”). The Restricted Stock Unit Award (as defined below) is governed by this Agreement.

1.     Award of Restricted Stock Unit Award. In order to encourage Employee’s contribution to the successful performance of the Company, and in consideration of the covenants and promises of Employee herein contained, the Company hereby awards to Employee as of the date first written above (the “Date of Grant”), 100,000 Restricted Stock Units representing the right to receive 100,000 shares of Common Stock, subject to the conditions, restrictions and limitations set forth below (the “Restricted Stock Unit Award”). Employee hereby acknowledges and accepts such grant of Restricted Stock Units and agrees that he shall receive the shares of Common Stock covered thereby upon such terms and subject to such conditions, restrictions and limitations as set forth below. Employee also acknowledges and agrees that the grant of Restricted Stock Units has been made under the Company’s 2004 Incentive Compensation Plan and is subject to such Plan and to approval thereof by the Company’s stockholders at the 2004 Annual Meeting of Stockholders.

2.     Vesting.

       (a)     Subject to the termination of the Restricted Stock Unit Award pursuant to Paragraph 3, below, or the acceleration of the vesting of the Units covered pursuant to Paragraph 2(b), below, on the first, second and third Annual Vesting Dates (as hereinafter defined) following the Date of Grant, Employee shall become vested in twenty percent (20%), twenty percent (20%) and sixty percent (60%), respectively, of the total number of Units covered by this Restricted Stock Unit Award, and such Units shall become Vested Units (as hereinafter defined).

       (b)     Subject to the termination of the Restricted Stock Unit Award pursuant to the first sentence of Paragraph 3, below, in all other events, Employee shall become vested in all Units not yet vested under this Agreement, and such Units shall become Vested Units, no later than the earliest of (i) the third Annual Vesting Date following the Date of Grant, (ii) the Date of Termination (as hereinafter defined) upon Employee’s Disability (as hereinafter defined), death, termination of Employee’s employment by the Company without Cause (as hereinafter defined) or by Employee for Good Reason (as hereinafter defined) or (iii) upon the occurrence of a Change in Control.

3.     Effect of Certain Events. In the event the 2004 Incentive Compensation Plan is not approved by the stockholders of the Company at the 2004 Annual Meeting of Stockholders (including any adjournment or continuation thereof), this Restricted Stock Unit Award and Employee’s right to receive shares hereunder shall terminate without payment of consideration by the Company to the Executive. If Employee’s employment with the Company is terminated by the Company for Cause or by Employee without Good Reason prior to the first date upon which all shares covered by the Restricted Stock Unit Award shall have become Vested Units pursuant to Paragraph 2, above, then the Restricted Stock Unit Award and Employee’s right to receive shares hereunder (other than as to Units which are Vested Units at the Date of Termination) shall terminate, without any payment of consideration by the Company to Employee, unless expressly determined otherwise by the Committee, in its sole discretion.

4.     Restrictions on Transfer. The Restricted Stock Unit Award granted hereunder to Employee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise. No right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.

5.     Delivery of Shares.

       (a)     Except to the extent delivery has been deferred under an applicable deferred compensation plan of the Company, not less than thirty (30) days and not more than forty (40) days after each of the Annual Vesting Dates, the Company shall deliver to Employee one (1) share of Common Stock for each Unit which became a Vested Unit on the immediately preceding Annual Vesting Date.

       (b)     Within ten (10) days after the Units shall become Vested Units pursuant to Paragraph 2(b)(ii) or (iii), above, the Company shall deliver to Employee one (1) share of Common Stock for each Unit covered by the Restricted Stock Unit Award which has become a Vested Unit but only with respect to which a share of Common Stock has not yet been delivered.

       (c)     In the event shares of the Company’s Common Stock are uncertificated, such delivery may be evidenced by the appropriate book-entry by the transfer agent for the shares.

6.     Withholding Tax Requirements. Except to the extent delivery has been deferred under an applicable deferred compensation plan of the Company, prior to the date on which shares of Common Stock are to be delivered pursuant to Paragraph 5, above, the Company shall deliver to Employee a notice specifying such amounts as Employee is required to pay to satisfy applicable tax withholding requirements. In the event that the Company does not exercise its right to withhold shares of stock at the time of vesting to cover such tax withholding requirements, Employee hereby agrees that Employee shall either: (i) deliver to the Company by the due date specified in such notice a check equal to the amount set forth in such notice, or (ii) direct the Company to withhold, at the time of delivery of shares pursuant to Paragraph 5, above, an appropriate number of shares to satisfy the applicable tax withholding requirements (with such shares valued based on their Fair Market Value on the day the Company delivers the shares pursuant to Paragraph 5, above), or (iii) make other appropriate arrangements acceptable to or required by the Company to satisfy such tax withholding requirements. Failure by Employee to comply with the foregoing shall entitle the Committee, in its sole discretion, to authorize the retention of sufficient number of shares of Common Stock owned by Employee in order to satisfy such withholding requirements. Upon the payment of any dividend equivalents payable pursuant to Paragraph 10 hereof, Employee agrees that the Company shall be entitled to deduct therefrom such amounts as are necessary to satisfy applicable tax withholding requirements.

7.     Sale and Issuance of Common Stock. Employee agrees that Employee shall not sell Award shares, and that the Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company reasonably determines that such sale or delivery would violate any applicable law rule or regulation of any governmental authority or any applicable rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. In the event of any such restriction (other than one due to insider trading issues), the Company shall take all such action as may be necessary or appropriate to eliminate such restriction at the earliest practicable date. All Award Shares, when issued, shall be duly authorized and shall be (a) validly issued, fully paid and nonassessable, (b) registered for sale, and for resale, by Employee under federal and state securities laws and shall remain registered so long as the shares may not be freely sold in the absence of such registration and (c) listed, or otherwise qualified, for trading in the United States on each national securities exchange or national securities market system on which the Common Stock is listed or qualified.

8.     Limitation of Rights. Nothing contained in this Agreement, and no action of the Company with respect hereto, shall confer or be construed to confer on Employee any right to continue in the employment or service of the Company, or affect the right of the Company to terminate the employment or service of Employee at any time for any reason.

9.     Prerequisites to Benefits. Neither Employee nor any person claiming through Employee shall have any right or interest in the Units awarded hereunder, unless and until all of the terms, conditions and provisions of this Agreement which affect Employee or such other person shall have been complied with as specified herein.

10.     No Rights as a Stockholder Prior to Delivery; Payment of Dividend Equivalents; Adjustment. Employee shall not have any right, title or interest in, or be entitled to vote or receive distributions in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the Restricted Stock Unit Award, except to the extent that such shares are Award Shares. Notwithstanding the foregoing, upon the Units becoming Vested Units pursuant to Paragraph 2, above, Employee shall be entitled to receive a cash payment in an amount equal to each cash dividend the Company would have paid to Employee during the term of the Units as if Employee had been the owner of record of the shares of Common Stock covered by such Units on the record date for the payment of such dividend. In lieu of receiving such payment at the time of such Units becoming Vested Units, all or any portion of such payment may be deferred by Employee pursuant to an applicable deferred compensation plan with the approval of the Committee. The Restricted Stock Unit Award shall be subject to adjustment (including, without limitation, as to the number of shares of Common Stock covered by the Award) in accordance with the Plan.

11.     Certain Definitions. For purposes of this Agreement, the following definitions shall be applicable:

        “Annual Vesting Date” shall mean February 11, 2005, February 11, 2006 and February 11, 2007.

        “Award Shares” shall mean shares of Common Stock covered by the Restricted Stock Unit Award which have been delivered pursuant to Paragraph 5, above.

        “Cause” shall have the same meaning as in the Employment Agreement.

        “Change in Control” shall have the same meaning as in the Employment Agreement.

        “Committee” means the Compensation Committee of the Board of Directors of the Company (or any successor or similar committee).

        “Common Stock” means the common stock, $.01 par value per share, of the Company.

        “Date of Termination” means the date upon which Employee’s employment with the Company is terminated pursuant to Section 6 of the Employment Agreement.

        “Disability” shall have the same meaning as in the Employment Agreement.

        “Employment Agreement” shall mean the Employment Agreement dated as of February 11, 2004, between the Company and Employee.

        “Fair Market Value” shall mean an amount equal to the closing price on the applicable date for sales of shares of Common Stock made and reported through the Nasdaq Stock Market or such national stock exchange on which the Common Stock may then be listed and which constitutes the principal market for the Common Stock, or, if no sales of Common Stock shall have been reported with respect to that date, on the next preceding date with respect to which sales were reported.

        “Good Reason” shall have the same meaning as ascribed to the term “Constructive Discharge” in the Employment Agreement.

        “Plan” shall mean the Company’s 2004 Incentive Compensation Plan.

        A “Unit” covered by the Restricted Stock Unit Award shall mean the right to receive, pursuant to the terms of this Agreement, a share of Common Stock, and any other amount or property payable with respect thereto, covered by the Restricted Stock Unit Award.

        “Vested Units” shall mean units corresponding to shares of Common Stock covered by the Restricted Stock Unit Award which at the time in question have become Vested Units pursuant to Paragraph 2 hereof.

12.	Miscellaneous Provisions. For purposes of this Agreement, the following miscellaneous provisions shall be applicable:

(a)	Successors.

(i)

This Agreement is personal to Employee and, except as otherwise provided in Paragraph 4 above, shall not be assignable by Employee otherwise than by will or the laws of descent and distribution, without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(ii)

This Agreement shall inure to the benefit of and be binding upon Company and its successors. It shall not be assignable except in connection with the sale or other disposition of all or substantially all the assets or business of the Company.

(b)	Notice. All notices and other communications relating to this Agreement shall be given as provided in Section 18 of the Employment Agreement.

(c)

Severability. If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(d)	Headings. The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

(e)

Arbitration; Equitable Relief. Any dispute or disagreement arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with Section 19 of the Employment Agreement. Notwithstanding the foregoing, either party shall be entitled to enforce the terms and provisions of this Agreement by an action for injunction and/or specific performance, and any such action may be brought in any federal or state court located in the county where the Company has its principal business headquarters.

(f)

Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without reference to conflict of laws principles. Subject to Paragraph 12(e), above, any action, suit or proceeding arising out of any claim against the Company pursuant to this Agreement shall be brought exclusively in the federal or state courts located in the state in which the Company has its principal business headquarters.

(g)

Determinations by Committee. All references in this Agreement to determinations to be made by the Committee shall be deemed to include determinations by any person or persons to whom the Committee may delegate such authority in accordance with the rules adopted thereby.

(h)

Entire Agreement; Amendment or Waiver. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by Employee and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

(i)

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

        IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written by an officer of the Company and by Employee.

EMPLOYEE:	TELLABS, INC.:

Krish Prabhu	Name: Michael J. Birck
Its: Chairman of the Board